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                                                                    EXHIBIT 12.1


RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                            Nine months
                                                          ended Sept.  30,                    Year ended December 31,
                                                          1999         1998        1998      1997      1996      1995      1994
                                                       --------      --------    --------  --------  --------  --------   -------
EARNINGS:
Consolidated net income before non-recurring
  items, net                                           $171,581      $142,026    $189,992  $163,470  $150,429  $105,854   $ 85,012
Provision for income taxes before non-recurring
  items, net                                            120,647        96,262     128,765   110,809   101,968    71,753     57,626
Fixed charges less interest capitalized                 109,466        96,994     127,545   104,414    62,985    57,451     49,799
Minority interest of subsidiaries with fixed charges          0             0           0     2,149     9,729    42,210     42,405
                                                       --------      --------    --------  --------  --------  --------   --------
       TOTAL                                            401,694       335,282     446,302   380,842   325,111   277,268    234,842
                                                       ========      ========    ========  ========  ========  ========   ========
FIXED CHARGES:
Interest on debt and liabilities--amount expensed        80,921        71,044      92,945    76,447    38,298    35,855     31,543
Interest on debt and liabilities--amount capitalized          0             0           0         0         0         0          0
Interest element of rentals                              28,545        25,950      34,600    27,967    24,687    21,596     18,256
                                                       --------      --------    --------  --------  --------  --------   --------
       TOTAL                                            109,466        96,994     127,545   104,414    62,985    57,451     49,799
                                                       ========      ========    ========  ========  ========  ========   ========
Ratio of earnings to fixed charges                       3.6696        3.4567      3.4992    3.6474    5.1617    4.8262     4.7158
Rounded                                                    3.67          3.46        3.50      3.65      5.16      4.83       4.72

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